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                                                           Exhibit 99.1


                           NEWS RELEASE


Investor Contact:                                     Media Contact:
K. B. Makrakis                                        Bruce P. Garren
(914) 696-6509                                        (914) 696-6540


FOR IMMEDIATE RELEASE (Tuesday, April, 26, 1994)


                  TAMBRANDS REPORTS FIRST-QUARTER RESULTS


White Plains, New York--April 26, 1994--Tambrands Inc. (NYSE:TMB) today reported sales and earnings for the first quarter of 1994.

Howard B. Wentz, Jr., Chairman of the Board, announced that net sales for the quarter were $139,173,000, compared to $154,348,000 in the first quarter of 1993. Sales were down principally because of lower U.S. volumes, which resulted primarily from a continuing reduction in trade customer inventory. Also, last year's first quarter included introductory shipments of a new 20-count package size.

Net earnings were $22,044,000, or $.58 per share, compared to $21,939,000, or $.56 per share, in the first quarter of 1993. First-quarter 1993 has been restated to reflect the cumulative effect of a change in the method of accounting for postemployment benefits, as previously announced. Without the restatement, earnings for last year's first quarter were $.82 per share.

Wentz said, "In the first quarter, we continued to see strong growth of the tampon category in the United States, supported by our successful advertising campaign. However, the Tampax market share was adversely affected by the heavy promotional activity of our competitors." Marketing, selling and distribution expenses in the quarter were above last year's levels, as the Company continued its increased marketing spending.

The Company also announced that the Board of Directors today declared a regular quarterly dividend of $.42 per share, payable on June 15, 1994 to shareholders of record on June 3, 1994.

Tambrands manufactures Tampax(R) tampons and markets them around the world.

                                   # # #

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                               TAMBRANDS INC.
                       CONSOLIDATED INCOME STATEMENT
                          3 Months Ended March 31


 (In thousands,                                                 3 Months Ended March 31              Percent
 except per share figures)                                      1994               1993*             Change

 NET SALES                                                    $139,173          $154,348              (10)

 COST OF PRODUCTS SOLD                                          43,921            49,218              (11)

 GROSS PROFIT                                                   95,252           105,130               (9)

 SELLING, ADMINISTRATIVE AND GENERAL:
    MARKETING, SELLING  AND DISTRIBUTION                        44,322            40,377               10

    ADMINISTRATIVE AND GENERAL                                  14,015            14,311               (2)
                                                                58,337            54,688                7

 OPERATING INCOME                                               36,915            50,442              (27)

 INTEREST, NET AND OTHER                                        (1,924)              656               --

 EARNINGS BEFORE PROVISION FOR INCOME TAXES AND
 CUMULATIVE EFFECT OF ACCT. CHANGE                              34,991            51,098              (32)

 PROVISION FOR INCOME TAXES                                     12,947            18,907              (32)

 EARNINGS BEFORE CUMULATIVE EFFECT OF ACCT. CHANGE              22,044            32,191              (32)

 CUMULATIVE EFFECT OF ACCT. CHANGE                                  --           (10,252)              --

 NET EARNINGS                                                 $ 22,044          $ 21,939               --

 PER COMMON SHARE:
 EARNINGS BEFORE CUMULATIVE EFFECT OF ACCT. CHANGE            $   0.58          $   0.82              (29)

 CUMULATIVE EFFECT OF ACCT. CHANGE                                  --             (0.26)              --

 NET EARNINGS                                                 $   0.58          $   0.56                4

 AVG. SHARES OUTSTANDING                                        37,715            39,133

* Reflects adoption of SFAS No. 112 effective 1/1/93.